EXHIBIT 10(aq)
                              May 28, 1992

Ms. Lynn Torrent
Controller
SafeCard Services, Incorporated
6400 Northwest Sixth Way
Fort Lauderdale, Florida  33309

Dear Lynn:

     As additional inducement for you to relocate with SafeCard to Cheyenne, Wyoming (over and above the incentives outlined in the standard Relocation Policy which you have received), the following provisions will apply if and when you relocate to Cheyenne:

     1.   You will become Chief Financial Officer of SafeCard.

     2.   SafeCard will loan you up to 20% of the purchase price
          (up to a maximum purchase price of $150,000) of a home in Cheyenne. This amount will be evidenced by a note payable to SafeCard and will be secured by a second mortgage on your home. The loan will be non interest bearing for a period of two years. You are to repay the principal balance from the net proceeds from any bonuses which you may receive during that two year period. At the end of the two year period, any unpaid principal balance will be due in its entirety.

     3. To alleviate your concern that you may not adjust to Cheyenne after being there a couple of years, the following will apply. If you for any reason give written notice of termination of your employment with SafeCard not less than twenty-four (24) months but not more than thirty-six (36) months after your Relocation Date (as defined in the Relocation Agreement), then, if you have purchased a home in Cheyenne for your residence, SafeCard will, at your option, purchase the home from you at that time for the price you paid for that home plus the cost of permanent capital improvements. You of course may sell the home yourself and be entitled to any profit which you may make on such sale.

     I trust that this will provide the additional comfort in relocating to Wyoming.
                              Sincerely,

                              /s/ Steven J. Halmos

                              Steven J. Halmos

Agreed:

/s/ Lynn Torrent                   5/26/92
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Lynn Torrent                       Date